Exhibit 107.1

Calculation of Filing Fee Table

Form S-1
(Form Type)

Great Elm Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation(1)	Amount Registered	Proposed Maximum Offering Price Per Note	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Debt	Notes Due 2027	457(o)	N/A	N/A	$34,500,000	$92.70 per $1,000,000	$3,198.15
Total Offering Amounts					$34,500,000		$3,198.15
Total Fees Previously Paid					$92.70		$92.70
Total Fee Offsets					—		—
Net Fee Due							$3,105.45

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes $4,500,000 aggregate principal amount of the Notes Due 2027 issuable upon exercise of the underwriters' over-allotment option.